EXHIBIT 5.1

December 3, 2007	Main +1.206.447.0900 Fax +1.206.447.0849 26866.0008

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the proposed offer and sale by the Company of up to 6,500 shares of the Company’s Series D 7% C convertible preferred stock, no par value (the “Convertible Preferred Stock”), common stock purchase warrants (the “Warrants”) to purchase up to 1,244,016 shares of the Company’s common stock, no par value (the “Common Stock”), and the shares of the Company’s common stock issuable upon the conversion of the Convertible Preferred Stock (the “Underlying Shares”) or exercise of the Warrants (the “Warrant Shares” and, together with the Convertible Preferred Stock, the Warrants and the Underlying Shares, the “Securities”) pursuant to the Registration Statement on Form S-3 (File No. 333-143452), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 15, 2007 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed, among other things, (i) the Securities Purchase Agreement, dated November 29, 2007, among the Company and the purchasers party thereto (the “Purchase Agreement”), (ii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof (the “Restated Articles”), (iii) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, (iv) the form of share certificate for the Convertible Preferred Stock, (v) the form of the Warrants, and (vi) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Convertible Preferred Stock and Warrants. We have made such other factual inquiries as we deemed necessary to render this opinion.

We have assumed that (i) the Registration Statement, and any amendments thereto, will remain effective during the period when the Securities are offered, sold or issued, including upon the conversion of the Convertible Preferred Stock or exercise of the Warrants and (ii) the Warrants will be issued in the form we have reviewed and will have been signed by a duly authorized signatory.

Heller Ehrman LLP         701 Fifth Avenue, Suite 6100         Seattle, WA 98104-7098         www.hellerehrman.com

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Cell Therapeutics, Inc.

December 3, 2007

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that (a) the Convertible Preferred Stock and Warrants, when sold and delivered in accordance with the Purchase Agreement and after receipt of payment therefor, will be validly issued, fully paid and non-assessable, (b) the Warrant Shares, when issued upon valid exercise of the Warrants in accordance with the terms of their underlying instruments and after receipt of payment therefor, will be validly issued, fully paid and non-assessable, and (c) the Underlying Shares, when issued upon conversion of the Convertible Preferred Stock in accordance with the Restated Articles, as amended by the Articles of Amendment, will be validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States of America and the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on the date hereof for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement.

Very truly yours, /s/ Heller Ehrman LLP